Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of New Residential Investment Corp. of our report dated February 16, 2016 relating to the combined financial statements of SpringCastle America, LLC, SpringCastle Credit, LLC, SpringCastle Finance, LLC and SpringCastle Acquisition, LLC, which appears in New Residential Investment Corp.’s Annual Report on Form 10-K for the year ended December 31, 2015. We also consent to the references to us under the headings “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Chicago, IL
August 10, 2016